Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement pertaining to the Endeavour International Corporation 2010 Stock Incentive Plan, of our report dated June 7, 2012, with respect to the statement of revenues and direct operating expenses of the oil and gas property purchased by Endeavour Energy UK Limited from ConocoPhillips UK for each of the three years ended December 31,2011 included in Endeavour International Corporation’s Current Report (Form 8-KA) filed June 8, 2012 with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Ernst & Young, LLP

Aberdeen, Scotland

August 10, 2012